Exhibit 5.1

February 7, 2011

Southern China Livestock, Inc.
88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province
People’s Republic of China 335200

Re:	Registration Statement on Form S-1

Registration for Sale of (1) up to [          ] Shares of Common Stock by the Company; and (2) Resale of 1,531,084 Shares of Common Stock and 852,061 Shares of Common Stock underlying Warrants by Selling Stockholders

Ladies and Gentlemen:

We have acted as counsel for Southern China Livestock, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for (A) the public offering of up to [         ]  shares (the “IPO Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (B) the resale of an aggregate of 2,383,145 shares (the “Resale Shares”) of the Company’s Common Stock which may be sold by the selling stockholders listed in the Resale Prospectus from time to time. As used in this opinion letter, the term “IPO Prospectus” refers to the Public Offering Prospectus as defined in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the term “Resale Prospectus” refers to the Resale Prospectus as defined in the Registration Statement and included in the Registration Statement at the Effective Time and the term “Effective Time” means  the date and the time as of which the Registration Statement is declared effective by the Commission.

The IPO Securities consist of the following:

(i)	[ ] shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and IPO Prospectus; and

(ii)	up to [ ] shares of Common Stock issuable by the Company upon exercise of an over-allotment option of the underwriters named in the IPO Prospectus.

The Resale Shares consist of the following:

(iii)
1,518,993 shares of Common Stock which were originally issued in a private placement that closed in a series of tranches (including 1,018,000 shares of Common Stock sold on March 29, 2010; 50,000 shares of Common Stock sold on March 31, 2010; 234,993 shares of Common Stock sold on April 30, 2010 and 216,000 shares of Common Stock sold on May 6, 2010) and which are included in the Registration Statement and Resale Prospectus;

(iv)
12,091 shares of Common Stock which were issued pursuant to a share exchange completed on March 29, 2010 (the “Share Exchange”) and which are included in the Registration Statement and Resale Prospectus; and

(v)
759,497 shares of Common Stock underlying the Investor Warrants at an Exercise Price of $5.50 per share held by certain of the investors and 92,564 shares of Common Stock underlying the Agent Warrants issued to Rodman & Ranshaw, LLC and Newbridge Securities Corporation, their employees and other persons acting on their behalf, which are included in the Registration Statement and Resale Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the IPO Securities and Resale Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that:

1.             (a) [          ] of the IPO Shares referred to in paragraph (i) above, and

(b) [         ] of the IPO Shares referred to in paragraph (ii) above,

have been duly authorized and when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

2.             (a) 1,518,993 of the Resale Shares referred to in paragraph (iii) above, and

(b) 12,091 of the Resale Shares referred to in paragraph (iv) above,

are duly authorized, validly issued, fully paid and non-assessable.

3.           852,061 of the Resale Shares referred to in paragraph (v) above have been duly authorized and when issued and paid for in accordance with the terms and conditions of the warrants applicable thereto will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

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